Exhibit 99.3

COVERED PERSONS

Name	Position(s)	Principal Business Address	Principal Occupation	Citizenship
Ariane Gschwind	Director	Im Grafenstein 30, 8408 Winterthur, Switzerland	Legal Counsel at Balex AG, Gerbergasse 48, CH4001 Basel, Switzerland	Switzerland